As Filed With the Securities and Exchange Commission on November 26, 2002

Registration No. 333- ___________

SECURITIES AND EXCHANGE COMMISSION

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIRAGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

59-2101668

(I.R.S. Employer Identification No.)

865 S.W. 78th Avenue, Suite 100
Plantation, FL 33324
Telephone (954) 233-8746

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Gerald Smith	Clint J. Gage, Esq.
Chairman of the Board	Adorno & Yoss, P.A.
Viragen, Inc.	350 East Las Olas Boulevard
865 SW 78th Avenue, Suite 100	Suite 1700
Plantation, Florida 33324	Fort Lauderdale, Florida 33301
(954) 233-8746	(954) 763-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[  ]

CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed
of securities to be	Amount to be	offering price per	maximum aggregate	Amount of
registered	registered	unit (1)	offering price (1)	registration fee

Common stock, $.01 par value per share, issuable upon conversion of convertible debentures (2)	19,500,000	$0.18	$3,510,000	$322.92
Common stock, $.01 par value per share, issuable upon payment of 5% interest on convertible debentures (3)	1,950,000	$0.18	$351,000	$32.29
Common stock, $.01 par value per share, issuable upon exercise of common stock purchase warrants (4)	8,615,375	$0.39	$3,359,996	$309.12

	30,065,375		$7,220,996	$664.33

(1)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(2)	Shares of our common stock issuable upon the conversion of convertible debentures. Fee based on the last sale price of our common stock, $.01 par value per share, as reported by the American Stock Exchange on November 22, 2002.

(3)	Shares of our common stock issuable upon payment of 5% accrued interest on convertible debentures. Fee based on the last sale price of our common stock, $.01 par value per share, as reported by the American Stock Exchange on November 22, 2002.

(4)	Shares of our common stock issuable upon the exercise of warrants. Fee based on average weighted exercise price of $0.39 per share.

Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional number of shares as may be issuable as a result of stock splits, dividends, reclassifications and similar adjustment provisions of the debentures and warrants.

Viragen, Inc. hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until Viragen shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ii

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES WILL NOT BE PUBLICLY RESOLD UNTIL THE REGISTRATION STATEMENT, OF WHICH THIS PROSPECTUS IS A PART, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND HAS BECOME EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion
Dated November      , 2002

Selling Security Holder Offering Prospectus

Viragen, Inc.

16,099,357 shares of common stock

     This prospectus covers the resale of an aggregate of 16,099,357 shares of our common stock, consisting of 11,142,857 shares issuable upon conversion of our convertible debentures and 4,878,500 shares issuable upon exercise of common stock purchase warrants. In addition, this prospectus covers the registration of an additional 13,966,018 shares for agreed upon antidilution provisions including 8,357,143 shares relating to conversion of principal due; 3,658,875 related to warrants and 1,950,000 shares for possible interest payments paid in common stock. We will not receive any proceeds from the sale of shares by the selling security holders.

     Our common stock is listed on the American Stock Exchange under the symbol “VRA”. On November 22, 2002, the last reported sale price for our common stock was $0.18 per share.

     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November        , 2002.

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

About Viragen

     Viragen, Inc. is a biotechnology company engaged in the business of researching, developing and manufacturing innovative technologies for the treatment of life-threatening illnesses. We are also in the business of developing innovative technologies aimed at improving the manufacturing processes used to manufacture certain medical therapies. We are primarily focused on three fields of research and development:

•	human leukocyte derived interferon;

•	avian transgenics technologies; and

•	oncological therapies.

     Our majority-owned subsidiary Viragen International, Inc. (formerly Viragen (Europe) Ltd.), whose shares are traded on the over-the-counter Bulletin Board under the symbol “VGNI”, is a biopharmaceutical company engaged in researching, developing and manufacturing products designed to help the human immune system resist viral infections, and related technologies. Viragen International, Inc. produces a natural alpha interferon under the name Multiferon™, from human white blood cells, also known as leukocytes. Natural interferon stimulates and modulates the human immune system. In addition, interferon inhibits the growth of various viruses, including those associated with diseases such as hepatitis, cancer, multiple sclerosis, and HIV/AIDS.

     Our avian transgenic project is designed to enable Viragen to produce protein-based drugs, including monoclonal antibodies, inside the eggs of specially developed chickens. Our goals are to develop a technology which will enable us to meet the large-scale production requirements for our own therapeutic protein products. We also believe that this technology will allow us to offer to others in the biopharmaceutical industry an alternate faster method of production of their protein-based products with higher capacity at lower costs.

     Viragen believes that no single approach or method is likely to treat all cancers effectively. We have approached the treatment of targeted cancers from several directions which we believe will increase our likelihood of clinical success. In collaboration with the Memorial Sloan-Kettering Cancer Center, we have initiated research on human monoclonal antibodies targeting ganglioside GD3 for the treatment of melanoma and possibly certain other cancers. In collaboration with the UK’s Cancer Research Campaign we are developing DNA vaccines and monoclonal antibodies to block the protective effect of the protein CD55 on the surface of tumor cells. Under a worldwide exclusive license from the U.S. National Institute of Health, we are researching the clinical applications of a monoclonal antibody that recognizes the Notch-1 protein. Binding of the antibody to the protein signals the immune response to activate lymphocytes, modulating immunity. In collaboration with the University of Miami’s Sylvester Comprehensive Cancer Center, we are researching and developing a specific anti-cancer technology designed to develop a novel form of an immune enhancing drug that has shown promise by inhibiting tumor growth in rats for a broad range of cancers. The drug is a novel 11 amino acid peptide called IEP 11, which was derived from a tumor transmenbrane glycoprotein. It possesses anti-cancer vaccine properties both prophylactically and therapeutically.

     Our executive offices are located at 865 SW 78th Avenue, Suite 100, Plantation, FL 33324. Our telephone number is (954) 233-8746; our facsimile number is (954) 233-1414. Unless otherwise indicated, references in this prospectus to “Viragen”, “we”, “us” and “our” are to Viragen, Inc., and our wholly-owned and our majority-owned subsidiaries.

Where You Can Find More Information

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3. This prospectus is a part of the registration statement. It does not contain all of the information set forth in the registration statement. For further information about Viragen and its common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the Securities and Exchange Commission, as discussed below.

     We are required to file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these filings at the Securities and Exchange Commission public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You may request copies of these documents by writing to the Securities and Exchange Commission and paying the required fee for copying. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of their public reference rooms. Copies of our filings are also available at the Securities and Exchange Commission web site at http://www.sec.gov.

     The Securities and Exchange Commission allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934:

•	Annual Report on Form 10-K, for the year ended June 30, 2002, filed September 30, 2002; and

•	Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 2002, filed November 14, 2002.

You may obtain a copy of these filings at no cost by writing, telephoning or faxing us at the following address:

Dennis W. Healey
Chief Financial Officer
Viragen, Inc.
865 S.W. 78th Avenue, Suite 100
Plantation, FL 33324
Telephone No.: (954) 233-8746
Facsimile No.: (954) 233-1416

Copies of our SEC filings and other information about us is also available on our website at www.viragen.com. Other than the SEC filings incorporated by reference above, the information on our website is neither incorporated into, nor a part of, this prospectus.

Forward Looking Statements

     This prospectus, and other documents that we have incorporated by reference, contain forward-looking statements. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors – many beyond our control – that could cause actual events or results to be significantly different from those described in the forward-looking statement. Any or all of our forward-looking statements in this report or in any other public statements we make may turn out to be wrong.

     Forward-looking statements might include one or more of the following:

•	projections of future revenue;

•	anticipated clinical trial commencement dates, completion timelines or results;

•	descriptions of plans or objectives of management for future operations, products or services;

•	forecasts of future economic performance; and

•	descriptions or assumptions underlying or relating to any of the above items.

     Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe” or words of similar meaning. They may also use words such as “will”, “would”, “should”, “could” or “may”.

     Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption “Risk Factors”.

Risk Factors

     An investment in our common stock is highly speculative. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and consider the following risk factors.

We have a history of losses due to lack of sales and regulatory approvals. If we do not receive necessary regulatory approvals and develop profitable operations, we will need to terminate our operations. As a result, investors may lose their entire investment.

     Since the organization of Viragen, we have incurred operating losses. Losses have totaled:

•	$3,014,684 for the three month period ended September 30, 2002,

•	$11,088,832 for the fiscal year ended June 30, 2002,

•	$11,007,809 for the fiscal year ended June 30, 2001, and

•	$12,310,895 for the fiscal year ended June 30, 2000.

At September 30, 2002, we had a total deficit since organization of $87,954,559, and our working capital deficit totaled approximately $1,274,000.

     We presently produce a natural human leukocyte derived alpha interferon product under the name Multiferon. The product is approved for sale for limited use in Sweden, South Africa, Mexico, Hong Kong, Indonesia, Egypt, Thailand, and Myanmar. However, as the United States Food and Drug Administration and other European Union regulatory authorities have not yet approved our natural interferon product, we have only limited sales revenues.

     We will not be able to reduce our losses or operate profitably until we obtain the necessary approvals to manufacture and sell natural interferon or other products on a widely accepted basis. We expect sales of natural interferon to be our primary source of income for the foreseeable future. Investors must understand that our natural interferon product may never receive certain approvals sought from regulatory authorities. In addition, even if approval is received, we may not be able to achieve sufficient profit from the sale of natural interferon. If we do not obtain the required approvals or we do not profit from the sale of natural interferon or other products, we will likely cease operations. In that case, investors in Viragen will likely lose their entire investment.

Our business is capital intensive, and because we do not generate operating revenues, we will require additional financing that may not be available to us.

     The Company believes that its cash and cash equivalents and working capital are not sufficient to meet its operating requirements through the end of fiscal 2003. The Company's operating losses and working capital requirements continue to adversely affect cash flow. In the event of our inability to raise capital, or a lack of expanded revenue from the sale of our natural interferon product, the Company will likely be unable to meet its operating requirements through the end of fiscal 2003. In this event we would be required to significantly curtail or suspend our operations. As a result of these financial conditions, the report of our independent certified public accountants on our June 30, 2002 consolidated financial statements includes an explanatory paragraph indicating that these conditions raise substantial doubt about our ability to continue as a going concern.

Competitive conditions in the pharmaceutical industry may force us to terminate operations.

     Competition for investment capital and market share in the immunological and pharmaceutical products industry is very strong. Our competitors, which include major pharmaceutical companies, have more experience in research, development and clinical testing of pharmaceutical and biomedical products. We have not yet developed an immunological product that can be widely marketed. Our competitors also have greater financial, marketing and human resources than Viragen. Some of our competitors, including Hoffmann-La Roche, Inc., Shering-Plough Corporation, Biogen, Inc., Chiron Corp., and Berlex Laboratories, have received approvals for their synthetic interferons. They have been marketing their products since 1986, and have received wide acceptance from the medical community and the patient population for their products. This will make it more difficult for us to introduce and penetrate the market with our product, if and when we receive the necessary regulatory approval. We only expect competition to increase in the future.

     In addition, technological advances made by our competitors may make synthetic products more effective, less costly and with less harmful side effects. Viragen may not be able to keep pace with technological advances by others, either because we do not have sufficient resources or because we cannot achieve greater improvements in our technology. If we are unable to compete with our larger, more experienced competitors, we may terminate operations.

     Competition for funding in the pharmaceutical industry is also intense. We have only a limited source of income at this time, and we will require additional funds to conduct clinical trials so we can receive regulatory approvals. We must obtain additional funding from outside sources to conduct these trials. If we are unable to locate funding or obtain funding on reasonable terms, we will likely terminate operations. In that case, any investment in Viragen could be lost.

Government regulation may affect Viragen’s ability to develop and distribute natural interferon.

     All pharmaceutical manufacturers are subject to state, federal and foreign rules and regulations, including those of the United States Food and Drug Administration, Asian markets and the European Union. These rules and regulations are constantly changing. These changes could extend the period of clinical trials, involve costly compliance measures and may restrict our ability to produce and distribute our natural interferon product based on the results of testing. It is possible that we may never receive these regulatory approvals for any specific illness or range of illnesses that we are attempting to treat with our natural interferon product.

If patients have problems receiving third party reimbursements for natural interferon, it will be more difficult to market our product. In addition, our marketing costs would increase.

     Our ability to successfully market our products depends in part on the availability of reimbursements from government health administration authorities, private health coverage insurers and other organizations. The pricing of products similar to ours, or the amount of reimbursement available to patients, may affect our ability to market our product at a profit. Third party reimbursement limitations could restrict the patient population that will use our product. If we have difficulty in securing third party payors to reimburse for our product, we could be required to increase our marketing efforts, which, in turn, will involve greater expenses to us.

Our proprietary technology and any future patents that we receive may not provide sufficient protection to us.

     We intend to rely, in part, on technology developed by our scientists for the efficient and safe production of natural interferon, our avian transgenics technologies and our oncology technologies. If we are not successful in obtaining patents or demonstrating that our production process is proprietary under trade secret law, we will have limited protection against those who might copy our technology. In addition, we may be damaged if we are accused of misappropriating a competitor’s proprietary technology, even if these claims are untrue. We cannot assure you that any of our patent applications will be approved. Even if granted, we cannot assure you that these patents or any future patent applications or our other proprietary rights will provide sufficient protection to us.

Technology transfers to third parties may not result in revenue to us.

     One of our proposed marketing strategies is to license our manufacturing technology to third parties. They, in turn, will use our technology to produce and market our natural human leukocyte alpha interferon outside the United States. We cannot guarantee that these third parties will be able to successfully market the product or that we will receive revenue from their efforts.

We may be exposed to product liability claims, and our product liability insurance may not be sufficient to cover all claims or continue to be available to us.

     Persons who claim to be injured from use of our natural interferon, or other products or processes, may file claims for personal injuries or other damages against us. Directives in the European Union provide for strict liability and permit compensation claims to be made within a ten year period from when the product is placed on the market, and three years from the event giving rise to the claim, thereby creating a 13 year period within which compensation claims could be asserted. In order to protect ourselves against these claims, we maintain product liability insurance in the amount of $7,000,000. We cannot be sure that our insurance coverage will be adequate to insulate us from liabilities that may result from the use of our products. Also, this type of insurance may not be available or we may not be able to afford this form of insurance in the future.

Our reliance on foreign third party manufacturers may disrupt operations.

     Foreign manufacturing could expose us to risks involved with fluctuations in exchange rates of foreign currencies. In addition, reliance on international vendors exposes us to all the risks of dealing with a foreign manufacturing source. These risks include:

•	local governmental regulations,

•	tariffs,

•	import and export restrictions,

•	transportation,

•	taxes, and

•	foreign health and safety regulations.

     Foreign manufacturing arrangements may also limit our control, and could disrupt our operations, which, in turn, could negatively impact upon your investment in us.

We do not expect to pay dividends in the foreseeable future.

     We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. For the foreseeable future, we will use earnings from operations, if any, to finance our growth, and we will not pay dividends to our common stockholders. Since we do not anticipate paying cash dividends on our common stock, any return on your investment will likely depend solely on an increase in the market value of our common stock.

If the market price for our shares declines substantially, the number of shares that we may be required to issue upon conversion of the debentures may cause significant dilution of equity ownership and book value per share to our existing stockholders.

     This prospectus covers the resale of 1.75 times the maximum number of shares that we calculate are currently issuable upon full conversion of the debentures, including accrued interest, and upon full exercise of the warrants. In determining the maximum number of shares issuable, we have necessarily relied upon certain assumptions, including the market price for our shares at the time the debentures are converted. If the market price for our shares declines substantially from the $0.18 market price quoted on the American Stock Exchange on November 22, 2002, the issuance of shares upon conversion of the debentures will dilute the relative equity ownership and book value per share of our common stock by existing stockholders.

Possible sales of securities by current stockholders could have a depressive effect on market value of our stock.

     As of the date of this prospectus, there are 118,793,577 shares of our common stock issued and outstanding. In addition to the currently issued and outstanding shares, an additional 30,065,373 shares of common stock issuable upon the exercise of warrants, the conversion of convertible debentures and the payment of accrued interest on the convertible debentures have been registered for resale under this prospectus. Sales of our common stock by current stockholders or pursuant to such registration statement may have a depressive effect on the market price for our Common Stock.

We engage in the biotechnology industry; as a result the market price for our common stock may be subject to extreme volatility.

     The market for securities of biotechnology companies, including companies such as ours, has historically been more volatile than the market for stocks in general. As a result, the price of our common stock may be subject to wide fluctuations in response to factors, some of which are beyond our control, including, without limitation:

•	quarter-to-quarter variations in our operating results;

•	our announcement of material events;

•	price fluctuations in sympathy to others engaged in our industry; and

•	the effects of media coverage of our business.

We depend on the continued services of our executive officers and on our ability to attract and maintain other qualified employees.

     Our future success depends on the continued services of Gerald Smith, our Chairman, Chief Executive Officer and President, and Dennis W. Healey, our Executive Vice President, Treasurer, Secretary and Chief Financial Officer. While we have entered into employment agreements with Messrs. Smith, and Healey, the loss of any of their services would be detrimental to us and could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key-man insurance on any of their lives. Our future success is also dependent on our ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing. We may not be able to attract, assimilate, or retain qualified technical and managerial personnel and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We could use preferred stock to resist takeovers and the issuance of preferred stock may cause additional dilution.

     Our Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, of which 2,650 shares of series A preferred stock are issued and outstanding on the date of this prospectus. Our Certificate of Incorporation gives our board of directors the authority to issue preferred stock without approval of our stockholders. We may issue additional shares of preferred stock to raise money to finance our operations. We may authorize the issuance of the preferred stock in one or more series. In addition, we may set the terms of preferred stock, including:

•	dividend and liquidation preferences,

•	voting rights,

•	conversion privileges,

•	redemption terms, and

•	other privileges and rights of the shares of each authorized series.

The issuance of large blocks of preferred stock could possibly have a dilutive effect to our existing stockholders. It can also negatively impact our existing stockholders’ liquidation preferences. In addition, while we include preferred stock in our capitalization to improve our financial flexibility, we could possibly issue our preferred stock to friendly third parties to preserve control by present management. This could occur if we become subject to a hostile takeover that could ultimately benefit Viragen and Viragen’s stockholders.

Use of Proceeds

     The net proceeds to us from this offering will be $1,808,250. We plan to use the net proceeds for general corporate purposes, including:

•	funding of the commercialization of our Multiferon(TM) product;

•	funding collaborative research projects for the development of new technologies;

•	financing capital expenditures;

•	payment of financing obligations; and

•	working capital.

     Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.

Selling Security Holders

Transaction Overview

     On November 8, 2002, we entered into a Securities Purchase Agreement with Palisades Equity Fund L.P. (“Palisades”), Bristol Investment Fund, Ltd. (“Bristol”), and Alpha Capital AG (“Alpha” and together with Palisades and Bristol the “Investors”), pursuant to which we have raised $975,000 through the issuance of convertible debentures and common stock purchase warrants, and will raise an additional $975,000 through the issuance of convertible debentures within 5 trading days of the effective date of a registration statement with respect to the transaction.

     The convertible debentures accrue interest at the rate of 5% per annum payable semi-annually at our option in either cash or registered shares of our common stock, and have a two year term. The debentures are convertible at any time after closing of the transaction at an initial conversion price of $0.175 per share. At any time, following the earlier of the effectiveness of our registration statement relating to the transaction or the 90th day after the closing of the transaction, if the closing bid price for any 20 consecutive trading days, is below 137.5% of the then conversion price, the conversion price will be adjusted to 70% of the average of the last five closing bid prices during said 20 day period. However, the reset price will not be below $0.125. Subject to the satisfaction of certain conditions, we may redeem the debentures for an amount equal to 125% of the then outstanding principal plus any accrued and unpaid interest.

     The common stock purchase warrants entitle the Investors to purchase 604,500 shares of our common stock at $0.20 per share, 744,500 shares of our common stock at $0.25 per share, 604,500 shares of our common stock at $0.30 per share, 1,625,000 shares of our common stock at $0.40 per share, and 1,300,000 shares of our common stock at $0.60 per share. The warrants are exercisable for 3 years. Subject to the satisfaction of certain conditions, we may require the exercise of the warrants with an exercise price of $0.40 per share and $0.60 per share in the event the closing bid price of our common stock exceeds $0.50 per share and $0.75 per share, respectively, for 10 consecutive trading days.

     We agreed to file a registration statement covering 175% of the shares underlying the debentures and warrants. If we fail to file the required registration statement within 30 days or fail to receive approval of the registration statement within 90 days of the closing date, we will be subject to certain penalties.

     Our obligations under the debentures and warrants are secured by the guarantee of our subsidiary Viragen (Scotland), Inc.

     In connection with the foregoing transaction, we paid HPC Capital Management a finder’s fee of 6.5% and issued HPC Capital Management a common stock purchase warrant to purchase 78,000 shares of our common stock at $0.125 per share.

Ownership Table

     The following table sets forth:

•	the name of each selling security holder;

•	the amount of common stock owned beneficially by each selling security holder (which includes those shares underlying the convertible debentures in the principal amount of $975,000 already issued as well as the convertible debentures in the principal amount of $975,000 to be issued in the second closing) notwithstanding the contractual limitation on each investor that they may not beneficially own more than 4.9% of our common stock at any time;

•	the number of shares that may be offered by each selling security holder pursuant to this prospectus;

•	the number of shares to be owned by each selling security holder following sale of the shares covered by this prospectus; and

•	the percentage of our common stock to be owned by each selling security holder following sale of the shares covered by this prospectus (based on 118,793,577 shares of common stock of Viragen outstanding as of the date of this prospectus), as adjusted to give effect to the issuance of shares upon the exercise of the named selling security holder’s warrants, but no other person’s warrants.

     Pursuant to the terms of the transaction documents, this prospectus covers 175% of the shares beneficially held and to be held shortly after the effective date of this registration statement by Palisades Equity Fund L.P., Bristol Investment Fund Ltd., and Alpha Capital AG, as set forth in the table below, so as to ensure complete coverage in the event the conversion price under the convertible debentures and/or the exercise price under the common stock purchase warrants declines.

     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to outstanding voting securities, as well as any voting securities which the person has the right to acquire within 60 days, through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon our books and records and the information provided by our transfer agent.

     We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling security holders upon termination of this offering. We have, therefore, assumed for the purposes of the following table, that the selling security holders will sell all of the shares owned beneficially by them which are covered by this prospectus.

	Number of		Number of	Number of Shares	Percent
Name of Selling	Shares Beneficially Owned		Shares to	Owned After	After
Security Holder	and to be Owned(5)		be Offered	Offering	Offering

Palisades Equity Fund L.P.	6,108,143	(1)	11,439,249	0	0
Bristol Investment Fund Ltd.	4,961,607	(2)	9,151,563	75,000	*
Alpha Capital AG	5,026,607	(3)	9,396,563	0	0
HPC Capital	78,000	(4)	78,000	0	0

* less than 1%

(1)	4,285,715 shares underlying convertible debentures, and 1,822,428 underlying common stock purchase warrants.

(2)	Including 3,428,571 shares underlying convertible debentures, and 1,458,036 shares underlying common stock purchase warrants.

(3)	3,428,571 shares underlying convertible debentures, and 1,598,036 shares underlying common stock purchase warrants.

(4)	Shares underlying common stock purchase warrants.

(5)	Each investor’s beneficial ownership is contractually limited to 4.9% of our issued and outstanding stock.

     Viragen agreed to pay for all cost and expenses in the issuance, offer, sale, and delivery of the shares of our common stock. These include all expenses and fees of preparing, filing, and printing the registration statement and mailing of these items. Viragen will not pay selling commissions and expenses for any sales by the selling security holders, but will indemnify the selling security holders against civil liabilities including liabilities under the Securities Act of 1933.

Plan of Distribution

     The selling security holders and any of their pledgees, assignees and successors-in- interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling security holders may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

     The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling security holders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Description of Securities

     Viragen is currently authorized to issue up to 150,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $1.00 per share. As of November 22, 2002, there were 118,793,577 shares of common stock and 2,650 shares of preferred stock outstanding.

Common Stock

     Subject to the dividend rights of preferred stockholders, common stockholders share dividends on a proportionate basis, as may be declared by the board of directors. Upon liquidation, dissolution or winding up of Viragen, after payment to creditors and holders of our outstanding preferred stock, Viragen’s assets will be divided proportionately on a per share basis among the holders of our common stock.

     Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Viragen’s By-Laws provide that a majority of the outstanding shares of our common stock are a quorum to transact business at a stockholders’ meeting. Our common stock has no preemptive, subscription or conversion rights. Also, our common stock is not redeemable.

Preferred Stock

     Viragen is authorized to issue a total of 1,000,000 shares of preferred stock, par value $1.00 per share. Viragen’s board of directors may issue preferred stock by resolutions, without any action of the stockholders. These resolutions may authorize issuance of preferred stock in one or more series. In addition, the board of directors may fix and determine all privileges and rights of the authorized preferred stock series including:

•	dividend and liquidation preferences,

•	voting rights,

•	conversion privileges, and

•	redemption terms.

     Viragen includes preferred stock in its capitalization to improve its financial flexibility. However, Viragen could use preferred stock to preserve control by present management, in the event of a potential hostile takeover of Viragen. In addition, the issuance of large blocks of preferred stock could have a dilutive effect to existing holders of Viragen’s common stock.

Series A Preferred Stock

     Viragen established the series A preferred stock in November 1986. Each share of series A preferred stock is immediately convertible into 4.26 shares of our common stock. Dividends on the series A preferred stock are cumulative and have priority to our common stock. These dividends are payable in either cash or common stock, at Viragen’s option.

     The series A preferred stock has voting rights only if dividends are in arrears for five annual dividends. Upon this occurrence, the voting is limited to the election of two directors. Voting rights terminate upon payment of the cumulative dividends. Viragen may redeem the series A preferred stock at any time after expiration of ten consecutive business days during which the bid or last sale price for our common stock is $6.00 per share or higher. There is no mandatory redemption or sinking fund obligation for the series A preferred stock.

     Owners of the series A preferred stock are entitled to receive $10.00 per share, plus accrued and unpaid dividends, upon liquidation, dissolution or winding up of Viragen. This must be satisfied before any distribution or payment is made to holders of the common stock or other stock of Viragen junior to the series A preferred stock.

Convertible Debentures

     On November 8, 2002 we issued convertible debentures to three nonaffiliated third parties. The convertible debentures:

•	are in the aggregate principal amount of $975,000, with an additional $975,000 issuable within 5 trading days of the effective date of the registration statement with respect to the transaction.

•	have a term of two years.

•	bear interest at the rate of 5% per annum, payable semi-annually at our option in either cash or registered shares of our common stock.

•	are convertible into shares of our common stock at an initial conversion price of $0.175 per share. The initial conversion price is subject to adjustment following the earlier of the effectiveness of our registration statement relating to the transaction or the 90th day after the closing of the transaction, if the closing bid price of our common stock is below 137.5% of the initial conversion price for any 20 consecutive trading days, in which event the conversion price will be adjusted to 70% of the average of the last five closing bid prices during said 20 day period. The conversion price shall in no event be below $0.125.

•	are, subject to the satisfaction of certain conditions, redeemable at our option for an amount equal to 125% of the then outstanding principal plus any accrued and unpaid interest.

•	contain standard anti-dilution provisions regarding conversions into our common stock.

Common Stock Purchase Warrants

     In connection with our issuance of convertible debentures, we issued common stock purchase warrants to the same nonaffiliated third parties. The common stock purchase warrants:

•	entitle the Investors to purchase:

•	604,500 shares of our common stock at $0.20 per share

•	744,500 shares of our common stock at $0.25 per share

•	604,500 shares of our common stock at $0.30 per share

•	1,625,000 shares of our common stock at $0.40 per share, and

•	1,300,000 shares of our common stock at $0.60 per share

•	are exercisable for 3 years;

•	with an exercise price of $0.40 per share and $0.60 per share are, subject to the satisfaction of certain conditions, subject to mandatory exercise at our option in the event the closing bid price of our common stock exceeds $0.50 per share and $0.75 per share, respectively, for 10 consecutive trading days.

•	contain standard anti-dilution provisions.

     In addition, we issued a common stock purchase warrant to HPC Capital Management entitling it to purchase up to 78,000 shares of our common stock a $0.125 per share.

Transfer Agent

     The transfer agent for the shares of our common stock is Chase Mellon Shareholder Services, Overpeck Center, 85 Challenger Road, Ridgefield Park, New Jersey 07660-2108.

Legal Matters

     Adorno & Yoss, P.A. will review the validity of the issuance of the shares of our common stock being offered. They are located at 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301.

Experts

     Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2002, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note A to the consolidated financial statements, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Viragen, Inc.

Prospectus

__________, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable in connection with the issuance and distribution of the common stock being registered, other than underwriting discounts and commissions.

Securities and Exchange Commission registration fee	$664
Legal fees and expenses	20,000
Accounting fees and expenses	4,000
Printing expenses	2,000
Miscellaneous	1,336

Total	$28,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is, or is threatened to be made a party to any threatened, pending, or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation.

     A corporation may indemnify against expenses, including attorney’s fees, and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of this suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which this action was brought determines that the person is reasonably entitled to indemnity for expenses.

     Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses, including attorney’s fees, actually and reasonably incurred by him or her.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Viragen pursuant to the foregoing provisions, Viragen has been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by Viragen in the successful defense of any action, suit or proceeding, is asserted, Viragen will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. Viragen will be governed by the final adjudication of this issue.

ITEM 16. EXHIBITS

5.1	Opinion and Consent of Adorno & Yoss, P.A. [includes Exhibit 23.1] (1)

23.1	Consent of Adorno & Yoss, P.A. (see Exhibit 5.1) (1)

23.2	Consent of Independent Certified Public Accountants (1)

99.1	Securities Purchase Agreement dated November 8, 2002, between Viragen, Inc., Palisades Equity Fund L.P., Bristol Investment Ltd. and Alpha Capital AG(1)

99.2	Form of Convertible Debenture(1)

99.3	Form of Common Stock Purchase Warrant(1)

99.4	Registration Rights Agreement dated November 8, 2002, between Viragen, Inc., Palisades Equity Fund, L.P., Bristol Investment Ltd. and Alpha Capital AG(1)

(1)	Filed herewith.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plantation, State of Florida on November 25, 2002.

VIRAGEN, INC.

BY: /s/ Gerald Smith Gerald Smith Chairman of the Board of Directors and President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Gerald Smith Gerald Smith	Chairman of the Board of Directors, President and Principal Executive Officer	November 25, 2002

/s/ Carl N. Singer Carl N. Singer	Director, Chairman Emeritus and Chairman of the Executive Committee	November 25, 2002

/s/ Dennis W. Healey Dennis W. Healey	Executive Vice President, Treasurer, Principal Financial Officer, Director and Secretary	November 25, 2002

/s/ Charles J. Simons Charles J. Simons	Director and Chairman of the Audit and Finance Committee	November 25, 2002

/s/ Nicholas Burke Nicholas Burke	Controller and Principal Accounting Officer	November 25, 2002

/s/ Robert C. Salisbury Robert C. Salisbury	Director	November 25, 2002

/s/ Douglas Lind Douglas Lind	Director	November 25, 2002